                                 [CRANE LOGO(R)]

         CRANE CO. 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902





                                                                   March 7, 2003


DEAR CRANE SHAREHOLDER:


     You are cordially invited to attend the Annual Meeting of the Shareholders of Crane Co., to be held at 10:00 a.m. Eastern Daylight Time on Monday, April 28, 2003 in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut.

     The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations and there will be an opportunity for discussion of the Company and its activities. Our 2002 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the Internet address or the toll-free telephone number on the proxy card.


                                     Sincerely,


                                     /s/ R.S. EVANS

                                     R.S. EVANS
                                     Chairman of the Board

                                    CRANE CO.
                            100 FIRST STAMFORD PLACE
                           STAMFORD, CONNECTICUT 06902

                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2003

                              ---------------------
                                                                   March 7, 2003


To The Shareholders of Crane Co.:

     NOTICE IS HEREBY GIVEN THAT the Annual Meeting of the Shareholders of Crane Co. will be held in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday, April 28, 2003 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

   1. To elect four directors to serve for three year terms until the Annual Meeting of Shareholders in 2006.

   2. To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2003.

   3. To consider and act upon a proposal submitted by certain shareholders concerning adoption of the MacBride Principles in reference to the Company's operations in Northern Ireland.

   4. To transact such other business as may properly come before the meeting in connection with the foregoing or otherwise.

     The Board of Directors has fixed the close of business on February 28, 2003 as the record date for the purpose of determining shareholders entitled to notice of and to vote at said meeting or any adjournment thereof. A complete list of such shareholders will be open to the examination of any shareholder during regular business hours for a period of ten days prior to the meeting at the offices of the Company at 100 First Stamford Place, Stamford, Connecticut.

     In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the Internet address or the toll-free telephone number set forth on the enclosed proxy card.


                                          By Order of the Board of Directors,



                                          AUGUSTUS I. DUPONT
                                          Secretary


   IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE REQUEST THAT YOU WRITE FOR YOUR CARD OF ADMISSION TO THE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

                                    CRANE CO.
                            100 FIRST STAMFORD PLACE
                           STAMFORD, CONNECTICUT 06902

                                ----------------
                                 PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 28, 2003

     The enclosed proxy is solicited by the Board of Directors of Crane Co. (the "Company") for use at the Annual Meeting of Shareholders to be held in the Elm Meeting Room of The Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut, on Monday, April 28, 2003, at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof. The enclosed proxy, when properly executed and received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions thereon. If no directions are indicated, the proxy will be voted for each nominee named herein for election as a director, for the proposal to approve the selection of Deloitte & Touche LLP as independent auditors for the Company for 2003 and against the shareholder proposal concerning the MacBride Principles. If any other matter should be presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted with respect thereto in accordance with the discretion of the person or persons holding such proxy. Proxies may be revoked by shareholders at any time prior to the voting of the proxy by written notice to the Company, by submitting a new proxy or by personal ballot at the meeting.

     Shareholders of record may vote their proxy by using the toll-free number listed on the proxy card as an alternative to using the written form of proxy. The telephone voting procedure is designed to authenticate votes cast by use of a Personal Identification Number. Alternatively, shareholders of record may vote their proxy via the Internet at the website www.eproxyvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. The Company has been advised by counsel that these procedures are consistent with the requirements of applicable law. Specific instructions to be followed by any shareholder of record interested in voting by telephone or via the Internet are set forth on the enclosed proxy card.

     The date on which this proxy statement and enclosed form of proxy are first being sent to the Company's shareholders is on or about March 7, 2003.

     OUTSTANDING SHARES AND REQUIRED VOTES. As of the close of business on February 28, 2003, the record date for determining shareholders entitled to vote at the Annual Meeting, the Company had issued and outstanding 59,452,362 shares of Common Stock, par value $1.00 per share ("Common Stock"). Each share of Common Stock is entitled to one vote at the meeting. Directors will be elected by a plurality vote of the holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The approval of auditors and the shareholder proposal concerning the MacBride Principles each requires the affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions may be specified as to all proposals to be brought before the meeting other than the election of directors. Under the rules of the New York Stock Exchange, Inc. (the "NYSE"), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (so-called "broker non-votes"). The NYSE has advised the Company that member firms of the NYSE may vote without specific instructions from beneficial owners as to all matters presented in this Proxy Statement other than the shareholder proposal concerning the MacBride Principles. With regard to the election of directors, votes may be cast in favor or withheld, and the four persons receiving the highest number of favorable votes will be elected as directors of the Company. As to the approval of auditors and the shareholder proposal, if a shareholder abstains from voting certain shares it will have the effect of a negative vote.

                              ELECTION OF DIRECTORS

     The Board of Directors of the Company consists of ten members divided into three classes. At the Annual Meeting four directors are to be elected to hold office for three year terms until the Annual Meeting in 2006 and until their successors are elected and qualified. The enclosed proxy will be voted for election of the four directors of such class named in the following table, whose election has been proposed by the Nominating and Governance Committee and recommended by the Board of Directors. If any nominee shall, prior to the meeting, become unavailable for election as a director, the persons named in the accompanying form of proxy will vote for such nominee, if any, as may be recommended by the Board of Directors, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

     Under the Company's By-Laws, shareholders intending to nominate any person for election as a director of the Company must notify the Secretary of the Company in writing not more than 120 days nor less than 90 days prior to the anniversary date of the immediately preceding annual meeting, unless the date of the current annual meeting is more than 30 days before or after such anniversary date. The notice must set forth (a) as to each person nominated,
(i) the name, age, business address and residence address of such person, (ii) the principal occupation of such person, (iii) the number of shares of Common Stock beneficially owned by such person and (iv) any other information required to be disclosed in solicitations for proxies for elections of directors under the federal securities laws, and (b) as to the shareholder giving such notice,
(i) the name and record address of such shareholder and (ii) the number of shares of Common Stock beneficially owned by such shareholder. The notice must be accompanied by the executed consent of the nominee to serve as a director if so elected.

     The age, position with the Company, period of service as a director of the Company, business experience during the past five years, directorships in other companies and shareholdings in the Company as of February 28, 2003 for each of the nominees for election and for each of those directors whose term will continue are set forth below.

                                                                                 COMMON SHARES
                                                                                 BENEFICIALLY
                                                                                   OWNED(1)
                                                                                --------------
NOMINEES TO BE ELECTED FOR TERMS TO EXPIRE IN 2006
R. S. EVANS .................................................................   1,553,793
 Age 58; Director since 1979. Chairman of the Board of the Company.
   Chairman and Chief Executive Officer of the Company from 1984 to 2001.
   Other directorships: Fansteel, Inc., HBD Industries, Inc., Huttig Building
   Products, Inc.

ERIC C. FAST ................................................................   1,044,507
 Age 53; Director since 1999. President and Chief Executive Officer of the
   Company since April 2001. President and Chief Operating Officer of the
   Company from September 1999 to April 2001. Co-Head of Global
   Investment Banking of Salomon Smith Barney (investment banking firm)
   from 1997 to 1998, Co-Head of Global Investment Banking, Salomon
   Brothers, Inc. (investment banking firm) from 1995 to 1997 and a
   Managing Director of that firm from 1988 to 1998. Other directorships:
   Convergys Corporation.

                                                                                 COMMON SHARES
                                                                                 BENEFICIALLY
                                                                                   OWNED(1)
                                                                                --------------
DORSEY R. GARDNER .........................................................        35,052
 Age 60; Director from 1982 to 1986 and since 1989. President, Kelso
   Management Company, Inc., Boston, MA (investment management).
   General Partner, Hollybank Investments, L. P., and Thistle Investments,
   L. P., Miami, FL (private investment funds). Other directorships: Huttig
   Building Products, Inc.

DWIGHT C. MINTON ..........................................................        69,157
 Age 68; Director since 1983. Chairman Emeritus of the Board of Church &
   Dwight Co., Inc., Princeton, NJ (manufacturer of consumer and specialty products). Other directorships: Church & Dwight Co., Inc.

DIRECTORS WHOSE TERMS EXPIRE IN 2005

E. THAYER BIGELOW, JR. ....................................................        53,243
 Age 61; Director since 1984. Managing Director, Bigelow Media, New York,
   NY (investment in media and entertainment companies) since September
   2000) and Senior Advisor, AOL Time Warner Inc., New York, NY (a media and entertainment company) since October 1998. Chief Executive Officer,
   Court TV, New York, NY, an affiliate of Time Warner Entertainment LP
   (cable television program services) March 1997 to October 1998. Other directorships: Huttig Building Products, Inc., Lord Abbett & Co. Mutual
   Funds (42 funds).

CHARLES J. QUEENAN, JR. ...................................................        21,135
 Age 72; Director since 1986. Senior Counsel since 1995 and prior thereto,
   Partner, Kirkpatrick & Lockhart LLP, Pittsburgh, PA (attorneys at law).
   Other directorships: Allegheny Technologies Incorporated, Teledyne
   Technologies Incorporated, Water Pik Technologies, Inc.

JEAN GAULIN ...............................................................        20,010
 Age 60; Director from 1995 to 1999 and since 2001. Retired Chairman,
   President and Chief Executive Officer of Ultramar Diamond Shamrock
   Corporation, San Antonio, TX (petroleum refining and marketing).
   Chairman, President and Chief Executive Officer, Ultramar Diamond
   Shamrock Corporation, January 2000 to December 2001; Vice Chairman,
   President and Chief Executive Officer, Ultramar Diamond Shamrock
   Corporation, 1999; Vice Chairman, President and Chief Operating Officer,
   Ultramar Diamond Shamrock Corporation, December 1996 to December
   1998. Other directorships: Abitibi Consolidated, Inc., National Bank of
   Canada.

DIRECTORS WHOSE TERMS WILL EXPIRE IN 2004

RICHARD S. FORTE ..........................................................        35,044
 Age 58; Director since 1983. Chairman, Forte Cashmere Company, South
   Natick, MA (importer and manufacturer) since January 2002. President,
   Dawson Forte Cashmere Company (importer) from 1997 to 2001. Other directorships: Huttig Building Products, Inc.

                                                                                  COMMON SHARES
                                                                                  BENEFICIALLY
                                                                                    OWNED(1)
                                                                                 --------------
WILLIAM E. LIPNER ............................................................        8,950
 Age 55; Director since 1999. Chairman and Chief Executive Officer, NFO
   WorldGroup, Inc., Greenwich, CT (marketing information/ research services worldwide). Other directorships: Change Technology Partners, Inc., NFO
   WorldGroup, Inc.

JAMES L. L. TULLIS ...........................................................       11,020
 Age 55; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co.,
   Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986.

----------
(1) As determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. No director except Mr. R. S. Evans and Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of Common Stock. See Beneficial Ownership of Common Stock by Directors and Management, page 5.

     The Board of Directors met nine times during 2002. Each director attended over 75% of the Board and Committee meetings held in the period during which he was a director and Committee member.

     The Board of Directors has an Executive Committee, Audit Committee, Nominating and Governance Committee and Management Organization and Compensation Committee. The Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained, met twice in 2002. The Audit Committee, which consists of directors who meet the independence and experience requirements of the New York Stock Exchange, met nine times in 2002 (including four meetings by conference telephone to review quarterly financial information) with the Company's management, internal auditors and independent auditors to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of their audits, and otherwise maintained communications between the auditors of the Company and the Board of Directors. (See the Committee's report on page 18.) The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors of the Company, as well as policies regarding tenure of service and retirement for members of the Board of Directors. During 2002 the Nominating and Governance Committee's duties were expanded to include responsibility and oversight of corporate governance matters. (See Corporate Governance Update on page 7.) The Nominating and Governance Committee met five times in 2002. The duties of the Management Organization and Compensation Committee include coordinating the annual evaluation of the Chief Executive Officer, recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer, review of the compensation of other officers and business unit presidents, review of director compensation, administration of the EVA Incentive Compensation Plan and Stock Incentive Plan, review and approval of significant changes or additions to the compensation policies and practices of the Company and review of management development and succession planning policies. The Management Organization and Compensation Committee met seven times in 2002. (See the Committee's report on page 11.)

     The memberships of committees during 2002 were as follows: Executive
Committee: E.T. Bigelow, Jr., R.S. Evans, E. C. Fast and D.C. Minton; Audit
Committee: R.S. Forte, D.R. Gardner, J. Gaulin and C.J. Queenan, Jr. (Chairman); Nominating and Governance Committee: E. T. Bigelow, Jr., J. Gaulin (Chairman), D. C. Minton and C. J. Queenan, Jr.; Management Organization and Compensation Committee: E.T. Bigelow, Jr. (Chairman), D.R. Gardner, D.C. Minton and J.L.L. Tullis.

     COMPENSATION OF DIRECTORS. The Company's standard retainer payable to each non-employee director is $35,000 per annum. Pursuant to the Non-Employee Director Stock Compensation Plan, non-employee directors receive, in lieu of cash, shares of Common Stock of the Company (rounded to the nearest ten shares) with a market value equal to 50% of the standard annual retainer. All directors who are not full-time employees of the Company, of which there are eight, participate in the plan. The shares are issued each year after the Company's annual meeting, are forfeitable if the director ceases to remain a director until the Company's next annual meeting, except in the case of death, disability or change in control, and may not be sold for a period of five years or such earlier date as the director leaves the Board. In April 2002 each non-employee director received 530 restricted shares of Common Stock pursuant to the plan.

     In addition, under the Non-Employee Director Stock Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director immediately following each annual meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 50% after one year, 75% after two years and 100% after three years from the date of grant. On April 22, 2002 each non-employee director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $28.38 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the Non-Employee Director Stock Compensation Plan.

     Directors also receive $1,000 for each Board meeting attended. Non-employee members of the Executive Committee receive an annual retainer of $2,000. Members of other committees receive $1,000 for each committee meeting attended, and committee chairman receive an annual retainer of $3,000. The Board of Directors approved a special fee of $10,000 to Mr. Bigelow in 2002 in recognition of the significant time and effort spent on the modification of the EVA Incentive Compensation Plan.

     The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant's annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from the Company's general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan elected to continue his participation in the Retirement Plan in lieu of any option grants under the Stock Compensation Plan. Former Crane Co. directors will continue to receive their retirement benefits under the Retirement Plan.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK
                           BY DIRECTORS AND MANAGEMENT

     To focus management attention on growth in shareholder value, the Company believes that officers and key employees should have a significant equity stake in the Company. It therefore encourages its officers and key employees to increase their ownership of and to hold Common Stock through the Stock Incentive Plan and the Savings and Investment Plan. Directors also receive 50% of their annual retainer in restricted stock issued under the Non-Employee Director Stock Compensation Plan. The beneficial ownership of Common Stock by the non-employee directors as a group (see pages 2-4 for individual holdings), the executive officers named in the Summary Compensation Table (other than Mr. M.L. Raithel who retired on December 31, 2002), all other executive officers as a group and all directors and executive officers of the Company as a group as of February 28, 2003 is as follows:

                                                                              SHARES IN
                                           SHARES UNDER     STOCK OPTIONS      COMPANY     TOTAL SHARES    % OF SHARES
                                SHARES      RESTRICTED       EXERCISABLE    SAVINGS PLAN   BENEFICIALLY   OUTSTANDING AS
                                OWNED    STOCK PLANS (1)   WITHIN 60 DAYS     (401(K))         OWNED      OF 2/28/03 (2)
                              --------- ----------------- ---------------- -------------- -------------- ---------------
Non-Employee Directors
 and Nominees as a
 Group (9 persons) ..........  624,505       104,240          1,068,463        10,196        1,807,404         2.91%
E. C. Fast ..................  111,710       131,746            800,280           771        1,044,507         1.68%
A. I. duPont ................    7,869        51,072            289,234         1,412          349,587         0.56%
B. L. Ellis .................    4,490        51,121            104,334         1,666          161,611         0.26%
T. M. Noonan ................    2,982        32,962            125,551         2,096          163,591         0.26%
Other Executive Officers
 (4 persons) ................   72,994        43,186            268,956        25,007          410,143         0.66%
                               -------       -------          ---------        ------        ---------
Total -- Directors and
 Executive Officers as a
 Group (17 persons) .........  824,550       414,327          2,656,818        41,148        3,936,843         6.34%
                               =======       =======          =========        ======        =========

----------
(1) Subject to forfeiture if established performance and/or service conditions are not met.

(2) As determined in accordance with Rule 13d-3 under Securities Exchange Act of 1934. Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of the Company, below); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 683,715 shares of Common Stock held in trusts for the pension plans of the Company and certain subsidiaries which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont and two other executive officers are trustees for The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 28, 2003, 4,461 other employees of the Company held 1,793,854 shares of Common Stock in the Crane Co. Savings and Investment Plan, 443 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan, and 313,552 shares of Common Stock in the ELDEC Corporation and Interpoint Corporation Deferred Income Plan, resulting in a total of 6,044,692 shares of Common Stock beneficially owned by directors, officers and employees, or 9.7% of the outstanding shares as of February 28, 2003.

                      PRINCIPAL SHAREHOLDERS OF THE COMPANY

     The following table sets forth the ownership by each person who owned of record or was known by the Company to own beneficially more than 5% of its Common Stock on February 28, 2003.

                                                         AMOUNT AND
                                                          NATURE OF
                              NAME AND ADDRESS           BENEFICIAL         PERCENT
TITLE OF CLASS              OF BENEFICIAL OWNER           OWNERSHIP         OF CLASS
----------------------   -------------------------   ------------------   -----------
Common Stock .........   The Crane Fund (1)               7,778,416(1)        13.08%
                         100 First Stamford Place
                         Stamford, CT 06902

Common Stock .........   Gabelli Funds, LLC(2)            4,786,774(2)         8.05%
                         One Corporate Center
                         Rye, NY 10580-1435

----------
(1) The Crane Fund is a charitable trust managed by trustees appointed by the Board of Directors of the Company. The incumbent trustees are: G.A. Dickoff, A.I. duPont and E. M. Kopczick, all of whom are executive officers of the Company. Pursuant to the trust instrument, the shares held by the trust shall be voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its charitable purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.

(2) As reported in a Schedule 13F filed December 2, 2002. According to a previously filed Schedule 13D, such shares are owned by certain investment companies, broker/dealers and private investment partnerships which Mario J. Gabelli or Marc J. Gabelli directly or indirectly controls or for which one of them acts as chief investment officer, with the direct or indirect power to vote or direct the vote or to dispose or direct the disposition of all such shares.

CORPORATE GOVERNANCE UPDATE

     The Company has always been committed to good corporate governance. In furtherance of this commitment, during 2002 the Board of Directors expanded the duties of the Nominating Committee by increasing the Committee's duties specifically to include responsibility and oversight of corporate governance matters. As a reflection of this change, the Nominating Committee was renamed the Nominating and Governance Committee.

     In light of this expanded mandate, the Nominating and Governance Committee, with the assistance of legal counsel, engaged in an in-depth study to examine the Company's corporate governance policies and procedures, with the goal of strengthening the Company's commitment to good governance practices. While the Committee recognized that rules were still being established under the Sarbanes-Oxley Act of 2002 and that the New York Stock Exchange had not yet adopted rules to enhance its governance standards, the Committee felt it was important to take action at this time as a means of expressing the Company's commitment in this area.

     At the conclusion of this study, the Board of Directors adopted a set of Corporate Governance Guidelines, which incorporate many of the Company's pre-existing policies and practices as well as enhancements derived from the Committee's current review. In addition, the Board of Directors amended the charters of the Nominating and Governance Committee and the Management Organization and Compensation Committee (formerly the Organization and Compensation Committee) to reflect the enhanced responsibilities of each of these Committees. A copy of the Corporate Governance Guidelines is set forth in the Annual Report which accompanies this proxy statement.

     In addition, complete texts of the charters for the Nominating and Governance Committee, the Management Organization and Compensation Committee and the Audit Committee, as well as copies of the Corporate Governance Guidelines, have been posted on the Company's website at www.craneco.com.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation for each of the last three completed fiscal years paid to the Company's Chief Executive Officer, and each of the four most highly paid executive officers other than the Chief Executive Officer who were serving as executive officers at December 31, 2002.

                                   ANNUAL COMPENSATION                             LONG-TERM COMPENSATION
                     ----------------------------------------------- --------------------------------------------------
                                                           OTHER      RESTRICTED   SECURITIES                 ALL(4)
                                                          ANNUAL         STOCK     UNDERLYING   LTIP (3)      OTHER
                                                       COMPENSATION    AWARD(2)     OPTIONS/     PAYOUTS   COMPENSATION
        NAME          YEAR   SALARY($)   BONUS(1)($)        ($)           ($)        SARS(#)       ($)         ($)
-------------------- ------ ----------- ------------- -------------- ------------ ------------ ---------- -------------
E. C. Fast           2002    800,000       493,082        39,869         130,204     300,000         --        7,432
 President and       2001    587,500       387,078        35,355       1,752,010     300,000         --        7,185
 Chief Executive     2000    450,000       261,856        19,026              --     100,000         --        6,975
 Officer (5)

M. L. Raithel        2002    298,700       143,192        19,187         414,841      40,000     181,159        2,131
 Vice President      2001    290,000       282,424        29,974         105,250      40,000          --        2,668
 Finance and Chief   2000    228,662       235,552        18,309         266,400      35,000          --          815
 Financial Officer

A. I. duPont         2002    262,600       125,887        16,926         146,605      40,000     339,695        6,524
 Vice President,     2001    255,000       202,885        23,914         105,250      40,000          --        6,200
 General Counsel     2000    240,000       172,229        29,319         179,093      40,000          --        5,820
 and Secretary

B. L. Ellis          2002    214,500       102,828        16,147          97,845      40,000          --        5,768
 Vice President,     2001    195,000       169,918        14,756         263,125      20,000          --        5,489
 Chief Information   2000    178,500       125,578        10,539         197,190      20,000          --        5,547
 Officer

T. M. Noonan         2002    190,600       89,857          8,153          98,170      20,000      90,580        5,294
 Vice President,     2001    185,000       201,361         8,603         131,563      15,000          --        5,677
 Taxes               2000    179,007       170,072         7,176         132,200      20,000          --        5,655

----------
(1) Represents the amounts paid to the named executives under the Company's EVA Incentive Compensation Plan for Executive Officers (see Part B of the Report on Executive Compensation by the Management Organization & Compensation Committee on page 11). After giving effect to such payments, the account balances under such Plan for the named executives were as follows: E. C. Fast $0; M. L. Raithel $231,242; A. I. duPont $147,216; B.
      L. Ellis $100,384; and T. M. Noonan $179,914. Mr. Raithel's account balance was paid to him in full in connection with his retirement as Chief Financial Officer on December 31, 2002. The account balances for the remaining executives were paid in shares of restricted stock of an equivalent value, which vest one-third on the first, second and third anniversaries of the date of grant (January 27, 2003).

(2) Amounts shown are the fair market value at date of grant of shares of restricted stock awarded to the named executive officers with vesting conditions other than Company performance. These include shares of restricted stock to provide retirement benefits that would have been earned by them under the Company's qualified pension plan but for the application of certain limits imposed by the Internal Revenue Code (see Part C of the Report on Executive Compensation by the Management Organization and Compensation Committee on page 12). Such shares will vest after 10 years of service or upon age 65, or earlier retirement under the terms of the pension plan. In addition, the amounts shown include the fair value of shares of time-based restricted stock at date of grant. Such shares will vest in accordance with various schedules over a period of five years from the date of grant if the executive continues in the employ of the Company or upon his earlier death or permanent disability or upon a change-in-control of the Company. Dividends are paid on all restricted stock at the same rate as other shares of Common Stock and are reported in the column "Other Annual Compensation" of the Summary Compensation Table.

(3) Shares of restricted stock issued under the Company's restricted stock plans that are subject to performance-based conditions on vesting are classified as long-term incentive awards reportable in the column "LTIP Payouts" of the Summary Compensation Table upon vesting. The amounts shown represent the fair market value of an award of restricted stock granted in 1997 that became 50% vested on April 21, 2002. The remaining 50% of such award was forfeited due to failure of performance conditions. There were no shares of performance-based restricted stock outstanding at December 31, 2002.

(4) Amounts included in the Company's matching contribution for eligible employees for the purchase of Common Stock in the Company's Saving & Investment Plan (401k) and premiums for life insurance.

(5) The amounts shown for Mr. Fast in 2001 and 2002 include shares of restricted stock and stock options granted pursuant to an employment agreement executed in January 2001 which provides for accelerated vesting if Mr. Fast's employment is terminated by the Company other than for cause. See Other Agreements and Information on page 16.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows all individual grants of stock options to the named executive officers of the Company during the fiscal year ended December 31, 2002.

                              NUMBER OF       % OF TOTAL
                             SECURITIES      OPTIONS/SARS       EXERCISE
                             UNDERLYING       GRANTED TO        OR BASE
                            OPTIONS/SARS     EMPLOYEES IN        PRICE        EXPIRATION          GRANT DATE
                             GRANTED (2)      FISCAL YEAR     $/SHARE (3)        DATE        PRESENT VALUE ($)(4)
                           --------------   --------------   -------------   ------------   ---------------------
E. C. Fast (1) .........      300,000            25.61%           23.23      1/22/2011            1,922,100
M. L. Raithel ..........       40,000             3.41%           23.23      1/22/2011              256,280
A. I. duPont ...........       40,000             3.41%           23.23      1/22/2011              256,280
B. L. Ellis ............       40,000             3.41%           23.23      1/22/2011              256,280
T. M. Noonan ...........       20,000             1.71%           23.23      1/22/2011              128,140

----------
(1) The options granted to Mr. Fast were granted pursuant to the employment agreement executed in January 2001 when Mr. Fast agreed to serve as President and Chief Executive Officer of the Company upon the retirement of R. S. Evans in April 2001.

(2)   No SARs were granted.

(3) The exercise price of options granted under the Company's stock option plans were and may not be less than 100% of the fair market value of the shares on the date of grant. Options granted become exercisable 50% one year, 75% two years and 100% three years after grant and expire, unless exercised, 10 years after grant. If employment terminates, the optionee generally may exercise the option only to the extent it could have been exercised on the date his employment terminated and must be exercised within three months thereof. In the event employment terminates by reason of retirement, permanent disability, death or change in control, options become fully exercisable. The exercise price may be paid by delivery of shares owned for more than six months and income tax obligations related to exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

(4) The amounts shown were calculated using a Black-Scholes option pricing model which derives a value of $6.42 per share for each option granted. The estimated values assume a risk-free rate of return of 4.67% based upon the 10-year Treasury (adjusted for constant maturities) from the Federal Reserve Statistical Release H.15(519), stock price volatility of 27.97%, a dividend yield of 1.72% and an option duration of 5.23 years. The actual value, if any, that an executive may realize will depend upon the excess of the stock price over the exercise price on the date the option is exercised, and so the value realized by an executive may be more or less than the value estimated by the Black-Scholes model.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS/SARS         IN-THE-MONEY OPTIONS/SARS
                              SHARES                        AT FISCAL YEAR-END(#)(1)          AT FISCAL YEAR-END($)(2)
                           ACQUIRED ON        VALUE      -------------------------------   ------------------------------
          NAME             EXERCISE(#)     REALIZED($)    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------------   -------------   ------------   -------------   ---------------   -------------   --------------
E. C. Fast ............         0              0            550,280          475,000           54,918          1,500
M. L. Raithel .........         0              0            218,377           68,750          286,032            525
A. I. duPont ..........         0              0            249,234           70,000          110,118            600
B. L. Ellis ...........         0              0             74,334           55,000              900            300
T. M. Noonan ..........         0              0            106,801           32,500           36,781            225

----------
(1)   No SARs were held at December 31, 2002.

(2) Computed based upon the difference between aggregate fair market value at December 31, 2002, the last trading day for the year, and aggregate exercise price.

PERFORMANCE GRAPH

     The following performance graph compares the total return to shareholders of an investment of $100 in each of Crane Co. Common Stock, the S&P 500 Index and the S&P Industrial Machinery Index, in which the Company is included as one of nine companies, from December 31, 1997 to December 31, 2002. "Total Return" means the increase in value of an investment in a security over a given period assuming reinvestment in that security of all dividends received thereon during the period.


                               [GRAPHIC OMITTED]


                Crane Co.           S&P 500         S&P Industrial Machinery
       1997      100.00             100.00                100.00
       1998      105.61             128.58                115.90
       1999       74.00             155.63                142.48
       2000      107.67             141.43                169.61
       2001       98.54             124.62                167.06
       2002       77.91              97.07                165.62


       1998        5.61%             28.58%                15.90%
       1999      -29.93%             21.04%                22.93%
       2000       45.50%             -9.13%                19.04%
       2001       -8.48%            -11.89%                -1.50%
       2002      -20.94%            -22.10%               -0.865%




     Peer companies in the S&P Industrial Manufacturing Index are: Danaher Corporation, Dover Corporation, Eaton Corporation, ITT Industries, Illinois Tool Works, Ingersoll-Rand Co., Pall Corp. and Parker-Hannifin Corporation.

                        REPORT ON EXECUTIVE COMPENSATION
                 BY THE MANAGEMENT ORGANIZATION AND COMPENSATION
                            COMMITTEE OF THE COMPANY

     In 2002 the Management Organization and Compensation Committee of the Board of Directors of the Company (the "Committee") maintained its previously established three-pronged approach to executive officer and key employee compensation: competitive base salaries; short and medium-term cash incentive compensation linked to measurable increases in shareholder value; and long-term incentive compensation utilizing stock options the value of which is keyed to increases in shareholder returns (through increases in the price of the Company's Common Stock) and awards of restricted Common Stock for retention purposes. The Committee has established targets for ownership of Company Common Stock to encourage executive officers and key employees to hold a significant portion of their net worth in the Company's Common Stock so that the future price of the Company's Common Stock will constitute a key element in their financial planning and ultimately in their net worth. In addition, the Committee continued a program using shares of restricted stock to offset significant limitations in pension benefits imposed upon certain executive officers and key employees by federal tax policies while concurrently preserving the incentive linkage between improved share performance and the recipient's ultimate return.

     A. BASE SALARIES. In 2002 the base salaries of the Company's executive officers and other key managers were reviewed and adjusted where appropriate to reflect promotions and other changes in duties as well as competitive market conditions. The Committee believes the Company's base salaries are sufficiently competitive to attract and retain qualified executive officers and key managers. Base salaries of executive officers other than the Chief Executive Officer were increased 3.0% in 2002 except for one executive officer who received a competitive market increase of 10% and one newly-hired executive officer who did not receive an increase in 2002.

     B. SHORT AND MEDIUM-TERM INCENTIVE COMPENSATION--FOCUSED ON ECONOMIC VALUE ADDED. The Company's annual incentive compensation program utilizes the principles of economic value added ("EVA"). EVA is defined as the difference between the return on total capital invested in the business (net operating profit after tax, or NOPAT, divided by total capital employed) and the cost of capital, multiplied by total capital employed. During 2002 the Committee undertook a review of the Company's EVA Incentive Compensation Plan ("Plan") as it applied to the Company's executive officers. The purpose of the review was to address concerns that (i) measurement of EVA under the Plan lacked the transparency to participants needed for an effective motivating compensation program, (ii) EVA as determined under the Plan was not fully aligned with results as reported to shareholders and (iii) projected EVA awards indicated inadequate pay for performance over the forecast period 2002-2004. The review encompassed consideration of alternative EVA plan structures that would mitigate these concerns, as well as analysis of competitive salary and bonus pay to executive officers at a peer group of comparable industrial companies. After a series of meetings, the Committee voted to recommend, and the Board of Directors approved, the following changes to the Plan as applied to executive officers and other key executives in the corporate office: (i) EVA awards would be calculated using total capital employed and NOPAT based on amounts as reported in the Company's published financial statements, except that provisions relating to the Company's asbestos liabilities would be excluded;
(ii) the component costs of debt and equity would be fixed by the Committee at the beginning of each year, with the blended cost of capital to vary with the actual capital structure of the Company throughout the year (for 2002, the cost of debt was 7.5% and the cost of equity was 11.5%); (iii) the payout structure would be based on target bonuses (expressed as a percentage of annual salary for each participant) so that each year the annual EVA award is paid out up to the target bonus, plus one-third of the bank balance from prior years, after crediting any excess from the current year EVA award, with the remaining bank balance carried for future years; and (iv) for the transition year 2002 with respect to the corporate EVA pool, the target bonuses would be reduced to reflect the decline in 2002 operating profit from operating profit in 2001, and any remaining bank balances from the former EVA plan would be paid out in shares of restricted stock vesting one-third per year for three years.

     The Committee believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term. The program does not involve the meeting of pre-established goals, as such. Rather, the EVA during the year, in aggregate as well as the increase or decrease compared to the prior year, is the sole basis for any incentive compensation award, thereby motivating executives to focus on continuous value improvement. Awards are generally uncapped to provide maximum incentive to create value and, because awards may be positive or negative, executives can incur penalties when value is reduced.

     The key elements of the EVA formula are the cost of capital, the return on capital, the amount of capital employed in the Company, the net operating profit of the Company after tax and the prior year's EVA. Thus, the EVA formula requires the executive to focus on improvement in the Company's balance sheet as well as the income statement. Awards are calculated on the basis of year end results, and award formulas utilize both a percentage of the change in EVA from the prior year, whether positive or negative, and a percentage of the positive EVA, if any, in the current year. EVA awards are calculated for the Company as a whole for the corporate executives.

     If the EVA award for a particular year is positive, it is paid out to the participating executive up to the predetermined target (percentage of salary), and any excess is credited to the executive's "bank account." If the EVA award is negative, an executive may still receive a cash payment from his or her bank account up to the target bonus, before the negative EVA award is applied to the bank account. If the executive's bank account is a positive number, one-third of the account balance is also paid to the executive in cash, and the remainder of the account balance represents that individual's "equity" in the account for future years. If the account balance is negative, the executive will receive no incentive compensation payment the following year unless the EVA award is positive. Each year, the Company adds interest to a positive balance at six percent. The account is subject to forfeiture in the event an executive leaves the Company by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a change-in-control of the Company. The bank account concept with the three year payout at risk gives the incentive compensation program a longer term perspective and provides participants with ownership incentives as the account balances build or decline. Although the program is formula driven, the Committee retains discretion to review and adjust its impact on individuals for reasonableness and to preserve its incentivizing objectives, provided that the EVA award percentages of the individuals named in the Summary Compensation Table are capped by the Committee at the beginning of the year.

     C. LONG-TERM INCENTIVE COMPENSATION--FOCUSED ON SHAREHOLDER RETURN. The Company has used its stock option plan and restricted stock plan (now combined in the 2001 Stock Incentive Plan) as the foundation for a long-term stock-based incentive compensation program focused on shareholder return. The Committee believes that executive officers approach their responsibilities more and more like owners of the Company as their holdings of and potential to own Company Common Stock increase. This philosophy starts with the Board of Directors, whose non-employee members receive 50% of their annual retainer in Company Common Stock. As of February 28, 2003, 6.3% of the Company's Common Stock is beneficially owned by directors and executive officers. (See Beneficial Ownership of Common Stock by Directors and Management, page 6.) The Committee has established targets for ownership of Company Common Stock by executive officers and key employees (expressed as a multiple of their base salary, ranging from a multiple of one for salaries up to $125,000 to a multiple of five for salaries above $500,000).

     (i) Stock Options. The Stock Incentive Plan is administered by the Committee, which is authorized to grant options to key employees of the Company or any majority-owned subsidiary of the Company. Options granted become exercisable 50% one year after the grant date, 75% two years after the grant date and 100% three years after the grant date and the option price must not be less than 100% of the average fair market value on the date of grant. Options expire, unless exercised, 10 years after grant. Because the Company's Stock Incentive Plan requires that options be granted at no less than fair market value, a gain can only result if the Company's share price increases from the date of grant. This incentive program is, therefore, directly tied to increases in shareholder value. In 2002, the Committee granted 1,171,500 stock options to the officers and key employees of the Company.

     (ii) Restricted Stock. Under the Stock Incentive Plan, the Committee may also award restricted shares of the Company's Common Stock to selected officers and key employees. The Committee has the authority to select participants and to determine the amount and timing of awards, restriction periods, market value thresholds and any terms and conditions applicable to grants. From 1990 to 1997, the Committee generally established performance goals for the lapse of restrictions on stock awarded involving the achievement over 21/2 and 5 year intervals of returns for the Company's shareholders (Common Stock price appreciation plus dividends) equal to or better than certain performance benchmarks, e.g. 125% of the shareholder return of the S&P 500, 150% of such return or 17.5% compounded annually. Each such award has also required that the price of the Company's Common Stock must be higher than the price on the date of grant, or the restrictions will not lapse. If the conditions are not met, such restricted stock awards are forfeited after five years, subject to the discretion of the Committee to adjust the terms of such awards. The last of such awards, granted in 1997, vested 50% in 2002 and an aggregate of 84,434 shares were delivered to participating executives free of restrictions. Beginning in 1998, the Committee determined to award restricted stock only with time-vesting criteria to selected employees for long-term retention purposes. A total of 63,000 shares of restricted stock were awarded to officers and other key employees of the Company on this basis in 2002, which generally vest as to 25 percent of the award on the second, third, fourth and fifth anniversaries of the date of grant, or upon the participant's earlier death, permanent disability, normal retirement at age 65 or upon a change-in-control of the Company. In addition, a total of 35,636 shares of restricted stock, vesting one-third each year for three years, were granted on January 27, 2003 in respect of residual bank account balances in connection with the modification of the EVA Plan described above.

     Since 1995, the Committee has administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered for determining benefits under tax-qualified plans. Under this program, the Committee will grant to certain executive officers and key employees who have been impacted by such tax limitations amounts of restricted stock to make up that portion of the Company's retirement benefit at normal retirement (age 65), lost by reason of the tax limitations. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive's future pension benefits, but require the recipient to look to future increases in shareholder value through stock appreciation if that objective is to be actually achieved. A total of 46,809 shares of restricted stock were granted under this program in 2002.

     D. COMPENSATION FOR THE CHIEF EXECUTIVE OFFICER. E. C. Fast has an employment agreement, entered into in 2001 when he succeeded R. S. Evans as Chief Executive Officer. The employment agreement with Mr. Fast, the principal terms of which are set forth below under the caption "Other Agreements and Information," is in keeping with the Committee's view that Chief Executive Officer compensation should include a competitive base salary while emphasizing incentives closely linked to shareholder return, such as the Company's EVA Plan and significant grants of stock options, with a substantial award of time-based restricted stock for retention purposes. After considering competitive salary data for comparable industrial companies, the Committee recommended that Mr. Fast's annual salary be increased from $650,000 to $800,000, and the Board of Directors approved this increase. Mr. Fast's 2002 incentive compensation award of a negative $672,082 under the EVA Incentive Compensation Plan was calculated on the basis of a pre-established percentage of the aggregate EVA for the Company; he received a payment of $493,082 for 2002, after giving effect to the modification and transition provisions for the EVA Plan described above. In addition, in 2002 the Committee granted to Mr. Fast options to purchase 300,000 shares of Common Stock (pursuant to the terms of his employment agreement) at an exercise price of $23.23 per share, and 5,605 shares of retirement-based restricted stock under the program described above.

     E. OMNIBUS BUDGET REVENUE RECONCILIATION ACT OF 1993. In 1993, Congress adopted the Omnibus Budget Revenue Reconciliation Act of 1993, certain provisions of which (Section 162(m) of the Internal Revenue Code) for tax years beginning after December 31, 1993 limit to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the Company's proxy statement unless the compensation meets certain specific requirements. The EVA Incentive Compensation Plan is intended to constitute a performance-based plan meeting the criteria for continued deductibility set out in the applicable regulations. In addition, the Company believes that all stock options and performance-based restricted stock granted to date under the Company's stock incentive plans will meet the requirements of
Section 162(m) for deductibility. The shares of time-based restricted stock granted to offset the impact of the tax limitations on pension benefits, as well as the other time-based restricted stock awarded in 2002 as described in paragraph C above, would not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions would not be deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive value of the compensation.


                                Submitted by:

                                The Management Organization and Compensation
                                Committee of the Board of Directors of Crane Co.

                                E.T. Bigelow, Jr.
                                D.R. Gardner
                                D.C. Minton
                                J.L.L. Tullis

                               RETIREMENT BENEFITS

     All officers of the Company, including the individuals identified in the Summary Compensation Table, are participants in the Company's pension plan for non-bargaining employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

     The annual pension benefits payable under the pension plan are equal to 12/3% per year of service of the participant's average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 12/3% per year of service of the participant's Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) the imputed income value of group life insurance and auto allowance, (ii) income derived from participation in the Company's restricted stock plans and (iii) on or after January 1, 1993, income derived from the Company's stock option plans and a former stock appreciation rights plan. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus the bonus shown in the Table for the immediately preceding year.

     The table below sets forth the estimated annual benefit payable on retirement at normal retirement age (age 65) under the Company's pension plan. Benefits are based on accruals through December 31, 2002 for specified salary and years of service classifications, and assume benefits to be paid in the form of a single life annuity. The amounts have not been reduced by the Social Security offset referred to above.

                              PENSION PLAN TABLE

   AVERAGE                                    YEARS OF SERVICE
  ANNUAL             -------------------------------------------------------------------
COMPENSATION*            10           20           25           30              35
------------------   ----------   ----------   ----------   ----------   ---------------
$150,000 .........    $25,005      $50,010     $62,513      $75,015        $   87,518
$175,000 .........     29,173       58,345      72,931       87,518           102,104
$200,000 .........     33,340       66,680      83,350      100,020           116,690
$225,000 .........     37,508       75,015      93,769      112,523           131,276
$235,000 .........     39,175       78,349      97,936      117,524           137,111
$250,000 .........     41,675       83,350     104,188      125,025           145,863**

----------
* Between January 1, 1989 and December 31, 1993, for the purpose of determining benefit accruals and benefit limitations under the pension plan for all plan years beginning in 1989, a participant's compensation is deemed to be limited to $200,000 indexed for inflation ($235,840 for 1993) ("Limitation"). As a result of the Limitation, the covered compensation under the Company's pension plan for Mr. Raithel (who retired December 31, 2002 with 32 years of service credit) was limited to $200,584 in 1993. Messrs. duPont and Noonan were not employed by the Company in 1993; they joined the Company in 1996 and each now has seven years of service credit under the Company's pension plan. Mr. Ellis joined the Company in 1997 and has five years of service credit under the company's pension plan. Mr. Fast joined the Company in 1999 and has three years of service credit under the Company's pension plan. Commencing January 1, 1994, the compensation limit was further reduced to $150,000 indexed for inflation in future years ("OBRA '93 Limitation"). As a result of the OBRA '93 Limitation, the covered compensation under the Company's pension plan for the foregoing individuals for the years 1994 through 1996 was limited to $150,000, was increased to $160,000 for 1997, 1998 and 1999, and was increased to $170,000 for 2000 and 2001 and $200,000 for 2002.

** The actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $160,000 or 100% of the officer's average compensation during his highest three consecutive calendar years of earnings (the "Tax Act Limitation"). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with the Company or 10 years of participation in the defined benefit plan.

                        OTHER AGREEMENTS AND INFORMATION

     The Company has entered into indemnification agreements with E. C. Fast, each other director of the Company, Messrs. duPont, Ellis and Noonan and the four other executive officers of the Company, the form of which was approved by the shareholders of the Company at the 1987 Annual Meeting. The Indemnification Agreements require the Company to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances thereof), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against such person arising out of the fact that he was a director, officer, employee, trustee, agent or fiduciary of the Company or was serving as such for another entity at the request of the Company, and to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack thereof.

     Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of the Company, provides for the continuation of the employee's then current base salary, bonus plan and benefits for the three year period following the change in control. Upon termination within three years after a change in control, by the Company without cause or by the employee with "Good Reason" (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year's bonus or the average bonus paid in the three prior years, three times the sum of his or her annual salary and the greater of the last year's bonus or the average of the last three years' bonuses, and all accrued deferred compensation and vacation pay, and employee benefits, medical coverage and other benefits also continue for three years after termination. "Good Reason" under the agreements includes, among other things, any action by the Company which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his or her employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed "Good Reason" under the agreement. If it is determined that any economic benefit or payment or distribution by the Company to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the various options and restricted stock plans of the Company) ("Payment"), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the agreements provide that the Company shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such payments, the employee will retain an amount equal to the excise tax on all the Payments. The agreements are for a three-year period, but are automatically renewed annually for a three-year period unless the Company gives notice that the period shall not be extended.

     On January 22, 2001 the Company entered into an Employment Agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of the Company commencing upon the retirement of Mr. Evans as Chief Executive Officer of the Company on the date of the 2001 Annual Meeting, April 23, 2001. The Employment Agreement is for a term of two years, renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant on the date of the Crane Co. Board meeting in April 2001 of non-qualified stock options to purchase 200,000 shares of Common Stock, and the grant on the date of the Crane Co. Board meeting in January 2002 of non-qualified stock options to purchase 300,000 shares of Common Stock, in each case with an exercise price equal to the fair market value of a share of Common Stock on the date of grant, with a term of 10 years and vesting 50% after one year, 75% after two years and 100% after three years from the date of grant; and (iv) the grant on the date of the Crane Co. Board Meeting in April 2001 of 65,000 restricted shares of Common Stock vesting 25% on each of the second, third, fourth and fifth anniversaries of the date of grant. The Employment Agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment. If the Company terminates Mr. Fast's employment other than for cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years, all stock options would become fully vested and exercisable and all restricted stock would become fully vested and nonforfeitable.

     Also on January 22, 2001 the Board of Directors approved certain arrangements for the benefit of Mr. Evans upon his resignation as Chief Executive Officer of the Company. Under these arrangements, which became effective on the date of the 2001 Annual Meeting, Mr. Evans continues to serve as non-executive Chairman of the Board and devotes approximately 50 days per year to the business of the Company, and he receives the following compensation: (i) an annual salary of no less than $400,000; (ii) payment of his current EVA bank account balance (distributed in January 2002), with the right to participate in the EVA Incentive Compensation Plan for the period from January 1, 2001 until the date of his retirement; (iii) full vesting of all outstanding stock options held by Mr. Evans; (iv) all retirement-based restricted stock would become fully vested and nonforefeitable; and (v) the grant of non-qualified stock options to purchase 250,000 shares of Common Stock at an exercise price equal to the fair market value of a share of Common Stock at an exercise price equal to the fair market value of a share of Common Stock on the date of grant with a term of 10 years and vesting 50% after one year 75% after two years and 100% after three years from the date of grant. In addition, the Company provides Mr. Evans with an office at the Company's headquarters and the use of the Company's airplane for business and personal use subject to the approval of the Company's Chief Executive Officer. Mr. Evans reimburses the Company for any personal use of the aircraft at rates published under IRS regulations. The foregoing arrangements are set forth in an agreement with a term of three years, renewable each year for an additional year, and if the Company terminated Mr. Evan's employment other than for cause, or if Mr. Evans terminated his employment for Good Reason (as defined in the Agreement) or for any reason after a change-in-control, Mr. Evans would be entitled to receive a lump sum cash payment equal to the full amount of his base salary through the end of the term of the agreement.

     In connection with M. L. Raithel's retirement as Vice President-Finance and Chief Financial Officer of the Company on December 31, 2002 at age 55 after 32 years of service to the Company, the Management Organization and Compensation Committee approved the following: (i) full payment in cash of Mr. Raithel's bank account under the EVA Incentive Compensation Plan, which was $231,242 after giving effect to the negative EVA award for 2002 and the bonus for 2002 set forth in the Summary Compensation Table on page 8; and (ii) full vesting of 36,796 shares of retirement-based restricted stock.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     For the fiscal year ended December 31, 2002 each director and executive officer of the Company timely filed all required reports under Section 16(a) of the Securities Exchange Act of 1934.

                      OTHER TRANSACTIONS AND RELATIONSHIPS

     The law firm of Kirkpatrick & Lockhart LLP, of which Mr. Queenan is senior counsel, furnished legal services to the Company in 2002.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Management Organization and Compensation Committee is or has ever been an employee of the Company and no executive officer of the Company has served as a director or member of a compensation committee of another company of which any member of the Committee is an executive officer.

                         PRINCIPAL ACCOUNTING FIRM FEES

     Set forth below is a summary of the fees paid for the year ended December 31, 2002 to the Company's principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

Audit fees ..............................................      $1,428,958(1)
Fees relating to financial information systems design and
 implementation .........................................      $        0
All other fees ..........................................      $2,331,364(2)

----------
(1) Includes statutory audit fees related to the Company's wholly owned foreign subsidiaries.

(2) Includes fees for audit related services (consisting principally of audits of employee benefit plans, due diligence assistance pertaining to acquisitions and consultation on accounting standards) of $170,000, tax consulting and other tax related services of $1,803,976 and other non-audit services of $357,388.

                             AUDIT COMMITTEE REPORT

     In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the "Committee") assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. All of the members of the Committee qualify as "independent" under the provisions of
Section 301 of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission thereunder and the listing standards of the New York Stock Exchange.

     In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and the Company that might bear on the auditors' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors' independence. The Committee received a report on the quality control procedures of the independent auditors as well as the most recent peer review conducted under guidelines of the American Institute of Certified Public Accountants. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope.

     The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, both with and without members of management present, discussed and reviewed the independent auditors' examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

     The Committee reviewed the audited financial statements of the Company as of and for the year ended December 31, 2002, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the Company's internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. The Company's independent auditors are responsible for performing an independent audit of the Company's financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

     Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that the Company's audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

     The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee may rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly the Committee's oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal control and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee's considerations and discussions referred to above do not assure that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company's auditors are in fact "independent".

     The Committee approved a policy regarding services by the Company's independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $100,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2003. The Committee also recommended the reappointment, subject to shareholder approval, of Deloitte & Touche LLP to serve as independent auditors and the Board of Directors concurred in such recommendation.

                                               Submitted by:
                                               The Audit Committee of the
                                               Board of Directors of Crane Co.
                                               R.S. Forte
                                               D.R. Gardner
                                               J. Gaulin
                                               C.J. Queenan, Jr.

                      APPROVAL OF THE SELECTION OF AUDITORS

     The Board of Directors proposes and recommends that the shareholders approve the selection of the firm of Deloitte & Touche LLP as independent auditors for the Company for 2003. Deloitte & Touche LLP have been the independent auditors for the Company since 1979. Unless otherwise directed by the shareholders, proxies will be voted for approval of the selection of Deloitte & Touche LLP to audit the books and accounts of the Company for the current year. In accordance with the Company's practice, a member of Deloitte & Touche LLP will attend the Annual Meeting and will have an opportunity to make a statement if he desires to do so and to respond to appropriate questions which may be asked by shareholders.

              SHAREHOLDER PROPOSAL REGARDING IMPLEMENTATION OF THE
                               MACBRIDE PRINCIPLES

     The following proposal was submitted to the Company by New York City Comptroller William C. Thompson, Jr. on behalf of the New York City Employees' Retirement System and the New York City Teachers' Retirement System, which held 92,626 and 64,225 shares of the Company's common stock as of October 31, 2002, respectively. Mr. Thompson's address is 1 Centre Street, New York, New York 10007-2341.

     "WHEREAS, Crane Company has a subsidiary in Northern Ireland;

     WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

     WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife;

     WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

    1. Increasing the representation of individuals from underrepresented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

    2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

    3. The banning of provocative religious or political emblems from the workplace.

    4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

    5. Layoff, recall, and termination procedures should not, in practice, favor particular religious groupings.

    6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

    7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

    8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

    9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

    1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles."

SUPPORTING STATEMENT OF NEW YORK CITY COMPTROLLER

     We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

     Implementation of the MacBride Principles by Crane Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

     Please vote your proxy FOR these concerns.

OPPOSITION STATEMENT OF THE BOARD OF DIRECTORS OF THE COMPANY

     The Board of Directors believes that the Company benefits by hiring from the widest available talent pool and that an employee's ability to do the job should be the primary consideration in hiring and promotion decisions, which is why the Company has a long-standing policy of providing equal opportunity employment without regard to race, color, religion, sex, national origin, citizenship status, age, disability or marital status. The Company has one subsidiary located in Northern Ireland, Crane Stockham Valve Limited ("CSVL"), and CSVL is subject to the same policy.

     CSVL is subject to the Northern Ireland Fair Employment Act 1989, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order 1998 (the "Fair Employment Act"), and the Code of Practice for the Promotion of Equality of Opportunity promulgated under the Fair Employment Act. The Fair Employment Act makes religious discrimination and preferential treatment in employment illegal, and requires CSVL to monitor its work force, submit annual returns and regularly review its employment procedures. The Fair Employment Act allows the Equality Commission for Northern Ireland (formerly the Fair Employment Commission) to oversee such regular reviews and provides for the imposition of penalties against employers who are found to have discriminated on the grounds of religious or political beliefs.

     As an employer with more than 10 employees in Northern Ireland, CSVL is registered under the Fair Employment Act, and thus works with the Equality Commission to further ensure that its employment procedures are not discriminatory. In addition, CSVL entered into a voluntary agreement with the Commission in October 1996 pursuant to which CSVL undertook a program of affirmative action regarding communication of equal opportunity policies and procedures, continuing to provide a working environment without intimidation or harassment, annual auditing of its employment practices and procedures and outreach measures to encourage applications from the Roman Catholic community.

     In effect, the Company's policies and applicable laws endorse the same belief in equality of opportunity that is embodied in the MacBride Principles. However, the Board of Directors does not believe that it is advisable for the Company to endorse or subscribe to the MacBride Principles as set forth in the proposed resolution. By adopting the MacBride Principles, CSVL would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines, which would unnecessarily burden CSVL and its management in the conduct of CSVL's business. In addition, the Board of Directors is concerned that implementation of a duplicate set of principles could lead to confusion, conflicts and, potentially, unfairness in the workplace. For the foregoing reasons, the Board of Directors believes that adoption of the MacBride Principles is not in the best interests of the Company or its shareholders.

RECOMMENDATION OF THE BOARD OF DIRECTORS

     The Board of Directors unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Implementation of the MacBride Principles.

                                  MISCELLANEOUS

     Solicitation of Proxies. The Company will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and fax by directors, officers and employees of the Company, who will undertake such activities without additional compensation. To aid in the solicitation of proxies, the Company has retained Georgeson Shareholder which will receive a fee for its services of $5,500 plus out-of-pocket expenses. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the Common Stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

     Incorporation by Reference. The Report on Executive Compensation on pages 11-14, the Audit Committee Report on page 18 and the Performance Graph on page 10 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 except to the extent that the Company specifically incorporates either of said reports or said graph by reference and neither of the reports nor the graph shall otherwise be deemed filed under such Acts.

     Next Annual Meeting; Shareholder Proposals. The By-Laws provide that the Annual Meeting of Shareholders of the Company will be held on the second Monday in May in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2004 Annual Meeting must be received by the Company for inclusion in the Company's proxy statement and form of proxy relating to that meeting on or before November 7, 2003. In addition, under the Company's By-Laws, if security holders intend to nominate directors or present proposals at the 2004 Annual Meeting other than through inclusion of such proposals in the Company's proxy materials for that meeting, then the Company must receive notice of such nominations or proposals no earlier than December 31, 2003 and no later than January 30, 2004. If the Company does not receive notice by that date, then such proposals may not be presented at the 2004 Annual Meeting.

     Shareholders who do not expect to attend in person are urged to sign, date and return the enclosed proxy in the envelope provided, or to use the Internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.


                                       By Order of the Board of Directors,



                                       AUGUSTUS I. DUPONT
                                       Secretary


March 7, 2003

CRANE CO.
C/O EQUISERVE TRUST COMPANY, N.A.
P.O. BOX 8048
EDISON, NJ 08818-8048

                                [CRANE LOGO(R)]

                              VOTER CONTROL NUMBER

                             [                    ]

                YOUR VOTE IS IMPORTANT. PLEASE VOTE IMMEDIATELY.

VOTE-BY-INTERNET  [ICON OMITTED]


1.   LOG ON TO THE INTERNET AND GO TO http://www.eproxyvote.com/cr.

2. ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE AND FOLLOW THE EASY STEPS OUTLINED ON THE SECURED WEBSITE.

                                       OR

VOTE-BY-TELEPHONE  [ICON OMITTED]

1.   CALL TOLL-FREE 1-877-PRX-VOTE (1-877-779-8683)

2. ENTER YOUR VOTER CONTROL NUMBER LISTED ABOVE AND FOLLOW THE EASY RECORDED INSTRUCTIONS.


  IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.



                   [309 - CRANE CO.] [FILE NAME: ZCRN11.ELX]
           [LOGO - ZCRANE] [VERSION - (3)] [2/27/03] [ORIG. 02/12/03]

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL

                                                                          ZCRN11

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF DIRECTORS, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES,
                     FOR PROPOSAL 2 AND AGAINST PROPOSAL 3.


1.  Election of Directors.

    NOMINEES: (01) R.S. Evans, (02) E.C. Fast,
              (03) D.R. Gardner, (04) D.C. Minton

                      FOR      WITHHELD
                      [ ]        [ ]

    [ ]
        --------------------------------------
        For all nominees except as noted above

Signature:                                           Date:
           ----------------------------------------        --------------------

                                             FOR   AGAINST   ABSTAIN
2.  Approval of Deloitte & Touche LLP as     [ ]     [ ]       [ ]
    independent auditors for the Company
    for 2003.

3.  Shareholder proposal regarding           [ ]     [ ]       [ ]
    MacBride Principles.

The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, administrator, trustee or guardian, please give full title as such.

Signature:                                           Date:
           ----------------------------------------        --------------------

                                [CRANE LOGO(R)]

                              INVESTOR INFORMATION

Visit our web site at www.craneco.com where you will fund detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You can automatically receive e-mail notification of Crane Co. news, the Company's SEC filings, and Crane's daily closing stock price by clicking "Email Alert Signup" at www.craneco.com. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

            ELECTRONIC DELIVERY OF ANNUAL REPORT AND PROXY MATERIALS

Most shareholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of future annual reports and proxy statements, you may register your authorization at www.econsent.com/cr. You will be required to provide your social security number, e-mail address and the account number. You can locate your account number on your stock certificate, dividend check or plan statement.

                   [309 - CRANE CO.] [FILE NAME: ZCRN12.ELX]
          [LOGO - ZCRANE] [VERSION - (5)] [02/28/03] [ORIG. 02/12/03]

            DETACH HERE IF YOU ARE RETURNING YOUR PROXY CARD BY MAIL
                                                                          ZCRN12
                                     PROXY

                                   CRANE CO.

                ANNUAL MEETING OF SHAREHOLDERS ON APRIL 28, 2003
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned does hereby appoint and constitute R.S. Evans, E.C. Fast and A.I. duPont, and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 28, 2003 at the Annual Meeting of Shareholders of Crane Co. to be held in the Elm Meeting Room of the Westin Stamford Hotel, One First Stamford Place, Stamford, Connecticut on Monday April 28, 2003 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR USE THE TOLL-FREE TELEPHONE NUMBER OR INTERNET WEB SITE ON THE REVERSE SIDE.

                                     PROXY